UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) June 6, 2007

HUB GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-27754	36-4007085
(Commission File Number)	(I.R.S. Employer Identification No.)

3050 Highland Parkway, Suite 100
Downers Grove, Illinois 60515
(Address and zip code of principal executive offices)
(630) 271-3600
(Registrant’s telephone number, including area code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

       On June 6, 2007, Hub Group, Inc. entered into a definitive agreement to acquire substantially all of the assets of Interdom Partners, Commercial Cartage, Inc. and Pride Logistics, LLC for approximately $26 million in cash. The purchase price is subject to adjustment based on  the acquired entities’ retained earnings and working capital as of closing. In addition, the agreement provides for an earn-out for 2007 and 2008, consisting of two cash payments which combined, will not exceed $5 million. The closing, which is expected to occur during the second quarter of 2007, is subject to certain customary closing conditions and approvals.  A copy of the purchase agreement is attached as Exhibit 10.1 to this Form 8-K and a copy of a press release issued by Hub Group, Inc. regarding such agreement is attached as Exhibit 99.1 to this Form 8-K.

ITEM 9.01.   Financial Statements and Exhibits

The following documents are filed as part of the report:

(a)	Not Applicable.
(b)	Not Applicable.
(c)	Not Applicable.
(d)	A list of exhibits filed herewith is contained on the Exhibit
Index which immediately precedes such exhibits and is
incorporated herein by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUB GROUP, INC.

DATE: June 7, 2007	By /s/ Terri A. Pizzuto
Terri A. Pizzuto
Executive Vice-President,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.

10.1
Asset Purchase Agreement, dated June 6, 2007, by and among Hub Group, Inc., Comtrak Logistics, Inc., Hub City Terminals, Inc.,  Interdom Partners, Commercial Cartage, Inc., Pride Logistics, L.L.C. and the other parties signatory thereto.

99.1
Press release, issued on June 6, 2007, announcing Hub Group, Inc. has entered into a definitive purchase agreement regarding the acquisition of the assets of Interdom Partners, Commercial Cartage, Inc. and Pride Logistics, L.L.C.